Exhibit 99.1

Ford Motor Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
For the Periods Ended December 31, 2002 and 2001
(in millions)

	Fourth Quarter		Full Year

	2002	2001	2002	2001

	(unaudited)		(unaudited)

AUTOMOTIVE
Sales	$34,661	$33,593	$134,425	$130,827
Costs and expenses
Costs of sales	32,401	37,200	125,137	128,417
Selling, administrative and other expenses	2,679	2,707	9,819	9,805

Total costs and expenses	35,080	39,907	134,956	138,222
Operating income/(loss)	(419)	(6,314)	(531)	(7,395)
Interest income	173	149	834	765
Interest expense	331	372	1,368	1,376

Net interest income/(expense)	(158)	(223)	(534)	(611)
Equity in net income/(loss) of affiliated companies	6	(170)	(91)	(856)

Income/(loss) before income taxes — Automotive	(571)	(6,707)	(1,156)	(8,862)
FINANCIAL SERVICES
Revenues	6,919	7,118	28,161	29,927
Costs and expenses
Interest expense	1,715	2,134	7,456	9,441
Depreciation	2,609	2,583	10,240	10,164
Operating and other expenses	1,248	1,337	5,080	5,221
Provision for credit and insurance losses	753	1,527	3,276	3,661

Total costs and expenses	6,325	7,581	26,052	28,487
Income/(loss) before income taxes — Financial Services	594	(463)	2,109	1,440

TOTAL COMPANY
Income/(loss) before income taxes	23	(7,170)	953	(7,422)
Provision for/(benefit from) income taxes	(48)	(2,130)	302	(2,097)

Income/(loss) before minority interests	71	(5,040)	651	(5,325)
Minority interests in net income/(loss) of subsidiaries	82	(9)	367	24

Income/(loss) from continuing operations	(11)	(5,031)	284	(5,349)
Cumulative effect of change in accounting principle	—	—	(1,002)	—
Income/(loss) from discontinued/held-for-sale operations	(15)	(37)	(63)	(104)
Loss on disposal of discontinued/held-for-sale operations	(104)	—	(199)	—

Net income/(loss)	$(130)	$(5,068)	$(980)	$(5,453)

Income/(loss) attributable to Common and Class B Stock after Preferred Stock dividends	$(134)	$(5,072)	$(995)	$(5,468)
Average number of shares of Common and Class B Stock outstanding	1,833	1,810	1,819	1,820
AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Basic income
Income/(loss) from continuing operations	$(0.01)	$(2.79)	$0.15	$(2.96)
Cumulative effect of change in accounting principle	—	—	(0.55)	—
Income/(loss) from discontinued/held-for-sale operations	(0.01)	(0.02)	(0.04)	(0.06)
Loss on disposal of discontinued/held-for-sale operations	(0.05)	—	(0.11)	—

Net income/(loss)	$(0.07)	$(2.81)	$(0.55)	$(3.02)
Diluted income
Income/(loss) from continuing operations	$(0.01)	$(2.79)	$0.15	$(2.96)
Cumulative effect of change in accounting principle	—	—	(0.55)	—
Income/(loss) from discontinued/held-for-sale operations	(0.01)	(0.02)	(0.03)	(0.06)
Loss on disposal of discontinued/held-for-sale operations	(0.05)	—	(0.11)	—

Net income/(loss)	$(0.07)	$(2.81)	$(0.54)	$(3.02)
Cash dividends	$0.10	$0.15	$0.40	$1.05